Exhibit 99.1

ZS Pharma Names Jeffrey Farrow as Chief Financial Officer

Redwood City, Calif. – June 16, 2015 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic disorders, today announced the appointment of Jeffrey Farrow as chief financial officer. Mr. Farrow will serve as ZS Pharma’s principal financial and accounting officer and will report to Robert Alexander, Ph.D., chief executive officer.

“We are thrilled to welcome Jeff to the ZS Pharma team, and we look forward to leveraging Jeff’s experience and expertise in the Life Sciences industry,” said Robert Alexander, Ph.D., chief executive officer of ZS Pharma.

Mr. Farrow previously served as the chief financial officer of Hyperion Therapeutics, Inc., a commercial pharmaceutical company, from July 2010 until May 2015 and was part of the team responsible for the successful regulatory approval and commercial launch of RAVICTI® for the treatment of urea cycle disorders. Prior to Hyperion, Mr. Farrow was vice president, finance at Evotec AG, a drug discovery and development company, and was responsible for Evotec’s corporate treasury function and compliance with Sarbanes Oxley, as well as overseeing the finance and general & administrative functions of the company’s Renovis subsidiary. Prior to Evotec, Mr. Farrow held various positions, with the most recent being vice president, finance and chief accounting officer, at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG in May 2008. Previously, Mr. Farrow held various positions over his seven years in the audit practice of KPMG LLP.

“This is an exciting time to be joining ZS Pharma as the company prepares itself for the potential approval of ZS-9, and I look forward to working closely with the team to achieve its commercial and financial goals,” said Jeffrey Farrow, chief financial officer of ZS Pharma.

With the transition of the Company’s CFO position from Texas to the Bay Area, Todd Creech has decided to leave ZS Pharma and pursue other opportunities. “Under Todd’s financial leadership, ZS Pharma successfully transitioned from a private company to a public one. The ZS team gives Todd a heartfelt thanks for all his contributions; he has been invaluable to the success of ZS Pharma,” commented Alexander.

About ZS-9 (sodium zirconium cyclosilicate)

ZS-9 is an insoluble, non-absorbed zirconium silicate with a clearly defined three-dimensional crystalline lattice structure that was designed and engineered to preferentially trap potassium ions. The potassium selectivity of ZS-9 enables high in-vitro binding capacity for potassium ions even in the presence of other competing ions. ZS-9 is an investigational product that is not approved for any indication in any market.

About ZS Pharma

ZS Pharma is a publicly-traded (Nasdaq: ZSPH), biopharmaceutical company with offices in Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that this press release contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about: our expectations regarding the timing of submitting an NDA to the FDA and MAA to the EMA and the likelihood of regulatory approval of ZS-9, our expectations regarding our ability to successfully commercialize ZS-9, if approved, estimates of our expenses, future revenue, capital requirements and needs for additional financing, our ability to produce ZS-9 in commercial quantities in higher capacity reactors, the initiation, timing, progress and results of future nonclinical studies, clinical trials and research and development programs, and our financial performance. Any forward looking statements in this press release are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that may cause actual results to differ materially from expectations include, among other things, those listed under Part I, Item 1A. Risk Factors in ZS Pharma’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 13, 2015 and May 11, 2015, respectively, and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this press release. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC after the date of this press release.

ZS Pharma Contacts Adam Tomasi (Investors) ZS Pharma 650.458.4100 atomasi@zspharma.com	Denise Powell (Media) Red House Consulting 510.703.9491 denise@redhousecomms.com

Source: ZS Pharma

###